Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-228063, 333-248975, 333-254290 and 333-276409) and S-8 (File Nos. 333-218831, 333-249959, 333-259917, 333-271178 and 333-275961) of our report dated December 1, 2023 with respect to the audited consolidated financial statements of CleanSpark, Inc. and its subsidiaries (collectively, the “Company”) (which report expresses an unqualified opinion) included in this Annual Report on Form 10-K of the Company for the year ended September 30, 2023.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

December 3, 2024